Exhibit 99.2

NEWS RELEASE

For More Information Contact: J. Downey Bridgwater, Chairman, President & Chief Executive Officer, (713) 507-2670 Zach L. Wasson, Executive Vice President & Chief Financial Officer, (713) 507-1297	For Release - August 10, 2009

Sterling Bank to Acquire $500 Million in Deposits and Nineteen Bank Branches Located in Houston and Dallas

HOUSTON, TX, August 10, 2009 — Sterling Bancshares, Inc. (Nasdaq: SBIB), announced today that its subsidiary, Sterling Bank, has entered into a definitive purchase and assumption agreement to acquire approximately $500 million in deposits and nineteen Texas bank branches from First Bank, a Missouri state-chartered bank. The deposits to be acquired consist primarily of core deposits.

Of the nineteen branches to be acquired, eleven are in the Houston metropolitan area and eight are located in the Dallas metropolitan area. In addition, Sterling will also purchase approximately $230 million of performing business and consumer-related Texas-based loans from First Bank. The loans were individually selected from First Bank’s Texas loan portfolio with an emphasis on credit quality and on the quality of the overall customer banking relationship. Sterling expects to record a small fair value discount on the acquired loans to be determined at closing.

Sterling Bank’s footprint in the North Texas market will grow from 17 to 25 branches and approximately double the amount of Sterling’s deposits in that market. Sterling’s Houston presence will increase from 30 to 41 branches following the transaction.

“This is a great opportunity to expand our presence within the dynamic Houston and Dallas markets, and it fits well within our strategy of serving small and medium-sized Texas businesses,” said Sterling Bancshares Chairman, President, and CEO J. Downey Bridgwater. “We look forward to working with the Texas employees and customers of First Bank and to contributing to their success. This expansion comes at an opportune time for us, as it enhances our liquidity and positions us to take advantage of future growth opportunities within these markets.”

“We are excited to be joining Sterling Bank and look forward to contributing to the growth of such an established and well-respected Texas franchise,” added David Weaver, Texas Regional President of First Bank.

This transaction is expected to be completed in the fourth quarter of 2009, subject to regulatory approval and other customary closing conditions. The acquisition is expected to be accretive to earnings per share in 2010. It is anticipated that Sterling will record a one-time charge related to expenses associated with this transaction of approximately $2 million to $3 million, in the fourth quarter of 2009.

Sterling Bancshares, Inc., News Release

August 10, 2009

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. There are several factors, many beyond the Company’s control that could cause results to differ significantly from expectations including: adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of the allowance for credit losses; the ability to maintain or improve origination volumes; competitive influences on product pricing; and the ability to integrate acquisitions and realize expected cost savings and revenue enhancements. Additional factors can be found in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).

About Sterling Bancshares

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $4.9 billion, which operates 60 banking centers in the greater metropolitan areas of Houston, San Antonio, Dallas and Fort Worth, Texas. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”. For more information on Sterling Bancshares, please visit the Company’s web site at http://www.banksterling.com.

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